Exhibit 99.1

Kimco Realty Corporation announces second quarter 2008 earnings

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--Kimco Realty Corporation (NYSE: KIM) reported results for the quarter ending June 30, 2008.

Net income available to common shareholders was $82.6 million for the second quarter of 2008 or $0.32 per diluted share compared to $125.1 million or $0.49 per diluted share for the second quarter of 2007. Comparable results were affected by an unusually high number of transactions that were completed by the company during the second quarter of 2007 as it capitalized on the liquidity in the real estate and capital markets during that period. These transactions included approximately $21 million in promoted income related to the sale of assets in the Kimco Realty Opportunity Fund (KROP), approximately $15 million from the sale of its preferred equity investment in a Canadian self-storage portfolio, $15.3 million from the sale of a Kimco Select mixed-use asset located at 625 Broadway in New York City and approximately $4 million from its investment in Albertsons. This was partially offset by an increase of approximately $25 million in recurring income primarily from Kimco’s opportunity businesses in the second quarter of 2008. Year-to-date, net income per diluted share was $0.66 compared to $1.07 per diluted share for the same period in 2007.

Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, were $171.1 million for the second quarter 2008 compared to $184.2 million in the same period a year ago. FFO per diluted share were $0.66 for the second quarter of 2008 compared to $0.71 in the second quarter of 2007. Year-to date, FFO per diluted share was $1.30 from $1.49 compared to the same period in 2007. A reconciliation of net income to FFO is provided in the attached tables.

Highlights for the second quarter 2008:

  Announced 10.0 percent increase in common dividend;
  Achieved growth in same-store net operating income for the quarter of 2.4 percent;
  Posted occupancy at the end of the second quarter of 95.7 percent in the shopping center portfolio;
  Formed second joint venture with RioCan, Canada’s largest REIT;
  Continued to expand its Latin American business with entrance into Brazil and Peru;
  Recognized $15.3 million in gains, net of tax, from Kimco Developer's, Inc.;
  Recognized $10.8 million in residual participation from its preferred equity investments;
  Maintained access to approximately $1.0 billion in immediate liquidity.

Dividend Increase

As previously announced, Kimco’s Board of Directors increased its quarterly common dividend to $0.44 per share. This increased rate will be effective with the October 2008 dividend payment. The dividend, which has grown every year since the company’s IPO in 1991 at the compound average rate of 9.4 percent, is supported by cash flow from its shopping center operations.

Portfolio Activity

Kimco’s shopping center portfolio includes 891 operating properties: 804 in the United States and Puerto Rico, 49 in Canada, 34 in Mexico and four in Chile as well as 55 development properties: 25 in the United States and 27 in Mexico and one each in Chile, Brazil and Peru. Same-store growth in net operating income in the U.S. portfolio was 2.4 percent for the quarter and has averaged 4.0 percent over the past eight quarters.

For the quarter, the company signed a total of 428 leases totaling 1.2 million square feet in its shopping center holdings: 229 new leases for 0.5 million square feet and 199 lease renewals for 0.7 million square feet. In the U.S. portfolio, Kimco signed 178 new leases for 443,000 square feet and 157 lease renewals for 666,000 square feet. On new leases signed for the same space in U.S., the average increase in contractual base rent was approximately 12.3 percent on a cash basis for the quarter; including renewals and options the average increase in contractual base rent was 10.5%.

Kimco acquired a total of 13 properties aggregating 1.5 million square feet for approximately $200.0 million during the quarter. In Canada, the company acquired a 50% interest in ten properties with RioCan for $153.4 million, including assumed debt of approximately $81.1 million. The weighted average occupancy of the portfolio at the time of purchase was 97.3% and the properties are anchored by national and regional tenants such as Wal-Mart, Zellers, Canadian Tire, Metro Inc., Shoppers Drug Mart, Best Buy and Price Chopper. The properties will be managed by RioCan. The company acquired one additional property in Mexico, a 107,000 square foot center located in Monterrey which was acquired as part of the company's current joint venture with American Industries.

In the U.S., Kimco acquired Lorden Plaza in Milford, NH, a 149,000 square foot neighborhood center for $31.7 million as well as a 20 percent interest in Little Ferry, a 144,000 square foot shopping center in Little Ferry, NJ anchored by Value City.

In Mexico, Kimco acquired three land parcels for development. In a 60/40 joint venture with Frisa, Kimco will develop two shopping centers. Multiplaza Ojo de Agua is a 191,000 square foot shopping center anchored by Mexico’s fourth largest grocery retailer, Chedraui, and a movie theater and is located in Ojo de Agua, a fast-growing area northeast of Mexico City. This project is expected to cost approximately US $18 million to develop. Also with Frisa, Kimco plans to develop Multiplaza Cancun, a 250,000 square foot grocery-anchored shopping center in the city of Cancun, Mexico, the country’s most popular resort area located in the Yucatan Peninsula. This project will also be anchored by grocery retailer Chedraui as well as a theater. Total proposed development cost is US $18 million.

Kimco also acquired land to develop a 226,000 square foot HEB-anchored shopping center in Rio Bravo, three miles from the Texas-Mexico border. Kimco’s development partner in this project is Planigrupo and the total expected development cost is approximately US $19 million.

The company also added two land parcels to its Mexico Land & Development Fund, a joint venture managed by Kimco, one in Torreon and the other in Mazatlan. Total invested in the Mexico Land & Development Fund to date is approximately US $44 million in five separate land parcels.

Kimco made its first investment in Brazil during the quarter, initiating a new 70/30 joint venture with REP, the leading local developer of neighborhood and community centers, to purchase an existing 76,200 square foot neighborhood center in Valinhos, Brazil anchored by a 45,000 SF Russi supermarket for approximately US $18.7 million. Valinhos is an affluent suburban community with a population of 92,000 located in the high-growth corridor south of Campinas and north of São Paulo, Brazil’s largest city. The center will be immediately expanded to approximately 134,500 square feet. The 58,300 square foot expansion will be anchored by leading clothing and electronics retailers and a cinema and is expected to cost approximately $8.7 million to develop.

In Chile, Kimco has formed a new partnership with the country’s leading grocery retailer, D&S, to acquire land for the development of a 275,000 SF shopping center in Viña del Mar anchored by LIDER (D&S’ large supermarket format), and Homecenter Sodimac, a major home improvement chain owned by Falabella, one of Latin America’s largest retail groups. The development will cost approximately US $60MM to complete.

Kimco has also initiated operations in Peru, entering into a 90/10 joint venture with Penta Realty, a local development company. The venture’s first project is located in Lima, the country’s largest city and capital. The center will be located in the affluent neighborhood of San Isidro, on Conquistadores Avenue, the city’s main shopping corridor.

The company disposed of Lafayette Marketplace in Lafayette, Ind. anchored by Michaels and PetSmart. The center, totaling 215,000 square feet was sold in April for approximately $21.4 million.

Kimco Investment Management Programs

Fees from Kimco’s investment management business were $11.2 million in the second quarter of 2008 including $9.7 million in management fees, $1.1 million in other ongoing fees and $0.4 million in transaction based fees excluding promoted income.

The joint venture between Kimco and Prudential Real Estate Investors sold three former Pan Pacific shopping centers located in Oregon and California for approximately $34.3 million in separate transactions during the quarter. The centers totaled approximately 250,000 square feet.

At the end of the quarter, the company had 339 properties in investment management funds with 15 institutional partners.

Kimco Developer's, Inc. (KDI)

Kimco Developers Inc. sold its 50 percent interest in Market Street Woodlands, a 500,000 square foot lifestyle development in Houston, Texas generating a gain of approximately $12.2 million net of tax. The development, which was begun in 2002 is anchored by HEB and Cinemark and was approximately 96 percent occupied. In addition, KDI sold a 76,000 square foot shopping center anchored by Publix in Harpeth, Tennessee for an approximate gain of $1.6 million. KDI also sold three out parcels for a total of $3.3 million which reduced its basis in the associated development projects.

Kimco Capital Services (KCS)

Preferred Equity Investments

In the second quarter of 2008, the company recognized a total of $17.6 million of income from preferred equity investments including recurring income of $6.8 million. The company monetized 17 preferred equity properties in Canada and two in the U.S. resulting in total residual profit participation of $10.8 million during the quarter.

Kimco’s preferred equity business provides capital to strong property owners and developers to acquire, build, recapitalize or renovate real estate properties. As of June 30th, Kimco had 221 investments totaling approximately $451.6 million; 136 preferred equity properties in the U.S. and 85 in Canada.

Retailer Services & Kimco Select (KSI)

Retailer Services, Kimco’s business which provides capital to retailers and other enterprises with significant real estate holdings recognized income of $6.9 million during the quarter, all of which was from recurring income.

Kimco Select, which invests opportunistically with select operating partners, realized approximately $35.4 million, net of tax, during the quarter. Recurring income from KSI was approximately $28.2 million during the quarter. KSI also realized approximately $7.2 million from transactions and other income.

Kimco contributed $25 million in April, as a participant in a consortium that loaned 84 Lumber $195 million for a term of five years. The loan is secured by real estate and other assets of the company. As of June 30th, the company’s portion outstanding was $20.8 million.

In June, as part of a new consortium in which the company holds a 15 percent interest, Kimco invested approximately $16.6 million of $110.5 million to liquidate the inventory of 120 stores that Linen’s N Things has announced will be closed. The liquidation is expected to be completed by the end of the third quarter of 2008.

Portfolio Overview

As of June 30, 2008, Kimco owned equity interests in 1,928 properties in the United States, Puerto Rico, Canada, Mexico, Chile, Brazil and Peru totaling 180 million square feet as follows: 415 consolidated shopping centers, 339 shopping centers in investment management programs, 137 other joint venture shopping centers and 55 development properties that together total 946 centers and 141 million square feet. Also included in the 1,928 total are 221 preferred equity investments and 761 other real estate related investments all of which aggregate approximately 39 million square feet.

At quarter end, the company had interests in 141 properties totaling 18.2 million square feet in Canada comprised of 49 shopping centers, 85 preferred equity investments and 7 other real estate related investments. In Mexico, the company owned interests in 143 properties totaling 21.9 million square feet comprised of 34 shopping centers, 27 properties under development and 82 other real estate investments. The company also has investments in four shopping centers in Chile plus one development project as well as one development project in each Brazil and Peru.

2008 Guidance

--	FFO: $2.70 - $2.78 per diluted share;
--	The following are estimates of FFO contribution before in-place corporate interest, preferred dividends and overhead costs for the six month period starting in July and ending in December 2008:
	--	$350 - $360 million from the in-place shopping center portfolio, net of joint venture interest expense;
	--	$20 - $22 million from recurring funds management fees;
	--	$5- $10 million gains on sales, net of tax, from merchant building;
	--	$65 - $70 million in recurring income from in-place investments in KCS, net of joint venture interest expense;
	--	$120 - $125 million, net of interest, from new business activities and other transaction related events, including new shopping center acquisitions, transaction related fees and promoted income from investment management programs, residual participation from preferred equity, and other transactions from Kimco Select and Retailer Services;
--	Growth in same-store net operating income of approximately 2.5 - 3.0 percent; and
--	In - place interest, preferred dividends and G & A expenses for the remainder of the year of approximately $180 - $185 million.

Conference Call and Supplemental Materials

The company will hold its quarterly conference call today, Wednesday, July 30 at 10:00 a.m. Eastern Time. The call will include a review of the company’s second quarter 2008 performance as well as a discussion of the company’s strategy and expectations for the future.

To participate, dial 1-888-208-1386. A replay will be available for one week by dialing 1-888-203-1112; the Conference ID will be 5009554. Access to the live call and a replay will be available through the company's website at www.kimcorealty.com under “Investor Relations: Presentations.”

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates the nation's largest portfolio of neighborhood and community shopping centers. As of June 30, 2008, the company owned interests in 1,928 properties comprising 180 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico, Chile, Brazil and Peru. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, and (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's SEC filings, including but not limited to the company's report on Form 10-K for the year ended December 31, 2007. Copies of each filing may be obtained from the company or the Securities & Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2007, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

KIMCO REALTY CORPORATION
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2008		2007		2008		2007

Revenues from Rental Properties	$184,135		$169,256		$373,938		$326,312

Rental Property Expenses:
Rent	3,273		3,097		6,484		5,981
Real Estate Taxes	23,509		19,755		46,965		38,272
Operating and Maintenance	23,673		22,462		51,155		43,226
	50,455		45,314		104,604		87,479

Net Operating Income	133,680		123,942		269,334		238,833

Income from Other Real Estate Investments	32,383		32,450		53,412		46,969
Mortgage Financing Income	4,569		4,586		8,465		7,724
Management and Other Fee Income	11,203		13,740		22,858		30,786
Depreciation and Amortization	(50,902)		(46,225)		(99,428)		(87,642)
	130,933		128,493		254,641		236,670

Interest, Dividends and Other Investment Income	15,716		8,314		37,742		14,556
Other Expense, Net	(4,108)		(891)		(226)		(4,590)

Interest Expense	(53,637)		(52,521)		(107,635)		(98,619)
General and Administrative Expenses	(25,690)		(24,792)		(50,440)		(47,487)

	63,214		58,603		134,082		100,530

(Provision) / Benefit for Income Taxes	1,138		2,974		(8,272)		33,088

Equity in Income of Joint Ventures, Net	20,490		42,215		59,547		72,375
Minority Interests in Income, Net	(6,136)		(9,734)		(14,778)		(13,899)
Gain on Sale of Development Properties
Net of Tax of $10,224, $3,533, $11,836 and $5,134, respectively	15,336		5,300		17,754		7,703

Income from Continuing Operations	94,042		99,358		188,333		199,797

Discontinued Operations:
Income from Discontinued Operating Properties	210		23,123		4,033		31,429
Minority Interests in (Income)/Loss	37		(5,349)		(834)		(5,475)
Loss on Operating Properties Held for Sale/Sold	-		(1,832)		-		(1,832)
Gain on Disposition of Operating Properties, Net of Tax	61		2,476		722		5,271
Income from Discontinued Operations	308		18,418		3,921		29,393

Gain on Sale of Operating Properties, Net of Tax (1)	24		1,606		587		2,332

Income before Extraordinary Item	94,374		119,382		192,841		231,522

Extraordinary Gain from Joint Venture Investment Resulting from Purchase Price Allocation, Net of Income Tax of $0, $6,277, $0, $36,277, and Minority Interest	-		8,640		-		50,265

Net Income	94,374		128,022		192,841		281,787

Preferred Dividends	(11,822)		(2,909)		(23,644)		(5,819)

Net Income Available to Common Shareholders	$82,552		$125,113		$169,197		$275,968

Weighted Average Shares Outstanding for Net Income Calculations:
Basic	253,740		252,074		253,336		251,721
Units	-		-		-		-
Dilutive Effect of Options	3,578		5,324		3,154		5,701
Diluted	257,318		257,398		256,490		257,422

Per Common Share:
Income from Continuing Operations:
Basic	$0.32		$0.39		$0.65		$0.78
Diluted	$0.32	(2)	$0.38	(2)	$0.64	(2)	$0.76	(2)
Net Income:
Basic	$0.33		$0.50		$0.67		$1.10
Diluted	$0.32	(2)	$0.49	(2)	$0.66	(2)	$1.07	(2)

(1)Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.

(2)Reflects the potential impact if certain units were converted to common stock at the beginning of the period.

KIMCO REALTY CORPORATION
Funds from Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2008		2007		2008		2007
Funds From Operations

Net Income	$94,374		$128,022		$192,841		$281,787

Gain on Disposition of Operating Properties, Net of Minority Interests	(85)		(2,476)		(1,309)		(5,271)

Gain on Disposition of Joint Venture Operating Properties	(177)		(9,624)		(2,088)		(21,796)

Depreciation and Amortization	51,128		46,109		99,375		88,251

Depreciation and Amortization - Real Estate JV's, Net of Minority Interests	32,509		25,055		65,150		49,808

Unrealized Remeasurement of Derivative Instrument	5,139		-		5,139		-

Preferred Stock Dividends	(11,822)		(2,909)		(23,644)		(5,819)

Funds From Operations	$171,066		$184,177		$335,464		$386,960

Weighted Average Shares Outstanding for FFO Calculations:
-Basic	253,740		252,074		253,336		251,721
Units	6,099		5,688		5,970		5,766
Dilutive Effect of Options	3,578		5,324		3,154		5,701
-Diluted	263,417	(1)	263,086	(1)	262,460		263,188	(1)

Per Common Share
- Basic	$0.67		$0.73		$1.32		$1.54

- Diluted	$0.66	(1)	$0.71	(1)	$1.30	(1)	$1.49	(1)

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds From Operations would be increased by $2,675 and $2,388 for the three months ended June 30, 2008 and 2007, respectively and $5,286 and $4,799 for the six months ended June 30, 2008 and 2007, respectively.

Pursuant to the definition of Funds from Operations ("FFO") adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), FFO is calculated by adjusting net income (loss) (computed in accordance with GAAP), excluding gains from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance and FFO is a widely recognized measure in the Company's industry. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity, or as an indicator of our ability to make cash distributions. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

KIMCO REALTY CORPORATION
Condensed Consolidated Balance Sheet
(in thousands, except share information)
(unaudited)

	June 30,	December 31,
	2008	2007
Assets:
Operating Real Estate, Net of Accumulated Depreciation of $1,059,642 and $977,444, respectively	$5,290,277	$5,203,185
Investments and Advances in Real Estate Joint Ventures	1,236,655	1,246,917
Real Estate Under Development	1,345,188	1,144,406
Other Real Estate Investments	572,463	615,016
Mortgages and Other Financing Receivables	197,007	153,847
Cash and Cash Equivalents	123,183	87,499
Marketable Securities	385,834	212,988
Accounts and Notes Receivable	104,158	88,017
Other Assets	339,481	345,941
Total Assets	$9,594,246	$9,097,816

Liabilities:
Notes Payable	$3,625,088	$3,131,765
Mortgages Payable	864,378	838,736
Construction Loans Payable	250,307	245,914
Dividends Payable	113,423	112,052
Other Liabilities	395,507	426,616
Total Liabilities	5,248,703	4,755,083
Minority Interests	483,661	448,159

Stockholders' Equity:
Preferred Stock, $1.00 par value, authorized 3,232,000 shares
Class F Preferred Stock, $1.00 par value, authorized 700,000 shares
Issued and Outstanding 700,000 shares	700	700
Aggregate Liquidation Preference $175,000
Class G Preferred Stock, $1.00 par value, authorized 184,000 shares
Issued and Outstanding 184,000 shares	184	184
Aggregate Liquidation Preference $460,000
Common Stock, $.01 par value, authorized 750,000,000 shares
Issued 254,549,486 and 253,350,144, respectively
Outstanding 254,002,906 and 252,803,564, respectively	2,540	2,528
Paid-In Capital	3,708,983	3,677,509
Retained Earnings	144,838	180,005
	3,857,245	3,860,926
Accumulated Other Comprehensive Income	4,637	33,648
Total Stockholders' Equity	3,861,882	3,894,574
Total Liabilities and Stockholders' Equity	$9,594,246	$9,097,816

Reconciliation of Projected Diluted Net Income Per Common Share to Projected Diluted Funds From Operations Per Common Share
(unaudited)
	Projected Range
	Full Year 2008
	Low	High
Projected diluted net income per common share	$1.58	$1.66

Projected depreciation & amortization	0.75	0.77
Projected depreciation & amortization real estate joint ventures, net of minority interests	0.49	0.51

Gain on disposition of operating properties	(0.06)	(0.08)
Gain on disposition of joint venture operating properties, net of minority interests	(0.06)	(0.08)

Projected FFO per diluted common share	$2.70	$2.78

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
Barbara M. Pooley, 1-866-831-4297
vice president, finance and investor relations